                                                                    Exhibit 99.1


                                Contact:      Michael Dale, President/CEO
                                              Jack Judd, Chief Financial Officer
                                              763/553-7736
                                              763/553-0052 Fax

                                              EVC Group, Inc.
                                              Doug Sherk, Jennifer Beugelmans
                                              415/896-6820
                                              Anne Bugge
                                              206/926-5220

FOR IMMEDIATE RELEASE


          ATS MEDICAL REPORTS 78 PERCENT SECOND QUARTER REVENUE GROWTH

                               o US SALES UP 134%
                          o INTERNATIONAL SALES UP 60%
             o COMPANY ENTERS INTO NEW $8.5 MILLION CREDIT FACILITY
               o CONFERENCE CALL SCHEDULED FOR TODAY AT 5 PM EDT


MINNEAPOLIS, July 28, 2004 -- ATS Medical, Inc. (NASDAQ: ATSI) developer and manufacturer of the ATS Open Pivot(R) mechanical heart valve and related cardiac surgical accessories and technologies today reported that revenue for the second quarter of 2004 increased 78 percent to a record $7.5 million, as compared with sales of $4.2 million for the second quarter of 2003. When compared to the first quarter of 2004, revenue increased 13 percent. Net loss for the second quarter of 2004 was $3.4 million compared with $3.1 million for the second quarter of 2003

For the first six months of 2004, revenue increased 74 percent to $14.2 million, as compared to $8.2 million for 2003. Net loss for the first six months of 2004 was $6.7 million compared with $4.6 million for 2003.

Michael D. Dale, President and CEO of ATS Medical commented, "The second quarter of 2004 represents our eighth consecutive quarter of sequential sales growth and reflects the successful execution of our strategy to build market share both domestically and in international markets. Sales in the United States grew 134 percent over the second quarter of 2003 to $2.5 million. In international markets, we grew sales 60 percent over the second quarter of 2003 to $5.0 million. Worldwide we now estimate our share of the mechanical heart valve market has increased to be more than 12%".



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Mr. Dale continued, "Our recent successful equity placement positions us to step up our growth strategy on several important fronts. The $12.4 million net proceeds from the offering will allow us to complete the ramp-up our manufacturing facility to full capacity, accelerate commercialization of ErySave's PARSUS blood separation technology for cardiac surgery procedures, and finally, provide the capacity to pursue other prudent new business development opportunities."

To further bolster ATS Medical's working capital position, the Company also announced today an agreement with Silicon Valley Bank to establish a secured revolving credit facility for $8.5 million. Under the terms of the agreement, ATS Medical will receive a $2.5 million three year term loan as well as a two year $6 million line of credit. "We expect the proceeds from the recent private placement will enable us to achieve profitability. However, the implementation of this credit facility reflects Silicon Valley Bank's confidence in the future of ATS Medical and provides us with greater flexibility to fund future growth without further dilution to our shareholders," said Jack Judd, chief financial officer.

 "Looking ahead to the remainder of 2004," added Mr. Dale, "we expect total sales for the year to exceed $28 million, a growth rate of more than 50 percent from 2003. Finally, we have begun in earnest the ramp up our manufacturing facility to produce self manufactured pyrolytic carbon components, which will provide a decisive and significant reduction in our total manufacturing costs per valve. We expect to start realizing these cost savings during 2006. With continued sales growth and lower cost of sales in the future, we expect to reach profitability during 2006," concluded Mr. Dale.

CONFERENCE CALL TODAY
ATS management will host a conference call and webcast today, July 28 at 5 p.m. EDT to discuss its second quarter financial results, outlook for 2004 and current corporate developments. The dial in number for the conference call is 800-240-2134 for domestic participants and 303-262-2131 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through midnight Central time on Wednesday, August 4, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11002223#. A live webcast of the call can be accessed at www.atsmedical.com by clicking on the Investors icon. The webcast will also be archived on the company's website.

ABOUT ATS MEDICAL
ATS Medical, Inc., headquartered in Minneapolis, is a leading medical device company specializing in mechanical heart valves, aortic graft prostheses and related cardiovascular surgery accessories. ATS is a global company with product sales in more than 40 countries. The ATS Open Pivot(R) Valve has been implanted in over 85,000 patients and utilizes a unique pivot design


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that results in better performance and a lower risk profile. The Company's website is www.atsmedical.com.

SAFE HARBOR
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-K for the year ended December 31, 2003.


                               (tables to follow)

                                ATS MEDICAL, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                       Three months ended              Six months ended
                                                            June 30,                        June 30,
                                                    --------------------------    ---------------------------
                                                        2004           2003           2004            2003
                                                    -----------    -----------    ------------    -----------
Net sales                                               $7,548         $4,246         $14,242         $8,211
Cost of goods sold                                       5,428          3,248          10,194          5,997
                                                    -----------    -----------    ------------    -----------
Gross profit                                             2,120            998           4,048          2,214

Operating expenses:
      Sales and marketing                                3,950          2,388           7,616          3,542
      Research and development                             186            442             373            828
      General and administrative                         1,367          1,043           2,748          2,030
                                                    -----------    -----------    ------------    -----------
           Total operating expenses                      5,503          3,873          10,737          6,400
                                                    -----------    -----------    ------------    -----------
Operating loss                                          (3,383)        (2,875)         (6,689)        (4,186)
                                                    -----------    -----------    ------------    -----------

Interest (expense) income                                   15           (228)             16           (457)
                                                    -----------    -----------    ------------    -----------

Net loss                                               ($3,368)       ($3,103)        ($6,673)       ($4,643)
                                                    ===========    ===========    ============    ===========

Net loss per share:
Basic and diluted                                       ($0.12)        ($0.14)         ($0.25)        ($0.21)

Weighted average number of shares outstanding:
Basic and diluted                                       27,159         22,325          26,978         22,322

                                ATS MEDICAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                              June 30,           December 31,
                                                                2004                 2003
                                                           ----------------    -----------------
CURRENT ASSETS
Cash and short-term investments                                    $21,492               $8,475
Accounts receivable                                                  6,560                4,939
Inventories                                                         20,194               20,377
Prepaid expenses                                                       575                  508
                                                           ----------------    -----------------
Total current assets                                                48,821               34,299

Property and equipment, net                                          5,810                5,895
Other inventories                                                   10,000               17,000
Technology license                                                  18,688               18,500
Other assets                                                           436                  440
                                                           ----------------    -----------------
TOTAL ASSETS                                                       $83,755              $76,134
                                                           ================    =================


LIABILITIES
Accounts payable                                                    $2,295                 $989
Accrued payroll                                                      1,556                1,343
Other accrued liabilities                                              975                  999
                                                           ----------------    -----------------
Total liabilities                                                    4,826                3,331

Shareholders' equity                                                78,929               72,803
                                                           ----------------    -----------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                           $83,755              $76,134
                                                           ================    =================

                                ATS MEDICAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                                         Six months ended June 30,
                                                                   ------------------------------------
                                                                        2004                2003
                                                                   ----------------    ----------------
OPERATING ACTIVITIES
Net loss                                                                   ($6,673)            ($4,643)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                               532                 379
    Compensation expense on stock options                                       34                   3
    Loss on disposal of equipment                                                2                   2
    Imputed interest long-term debt                                              0                 320
    Changes in operating assets and liabilities                              6,994               3,867
                                                                   ----------------    ----------------
Net cash provided by (used in) operating activities                            889                 (72)

INVESTING ACTIVITIES
Sales of short-term investments, net of purchases                            1,753               1,504
Payments for technology license                                               (188)                  0
Net purchases of furniture, machinery and equipment                           (449)               (385)
                                                                   ----------------    ----------------
Net cash provided by investing activities                                    1,116               1,119

FINANCING ACTIVITIES
Net proceeds from sale of common stock                                      12,757                   8
                                                                   ----------------    ----------------
Net cash provided by financing activities                                   12,757                   8

Effect of exchange rate changes on cash                                          8                   9
                                                                   ----------------    ----------------

Increase in cash and cash equivalents                                      $14,770              $1,064
                                                                   ================    ================



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